Exhibit 99.1

Super Micro Computer, Inc. Announces 1st Quarter Fiscal 2010 Financial Results

SAN JOSE, Calif., October 27, 2009 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, today announced first quarter fiscal 2010 financial results for the quarter ended September 30, 2009.

Fiscal 1st Quarter Highlights

•	Quarterly net sales of $148.5 million, up 20.3% from the fourth quarter of fiscal year 2009 and up 3.1% from the same quarter of last year.

•	Net income of $3.9 million, up 63.8% from the fourth quarter of fiscal year 2009 and down 46.1% from the same quarter of last year.

•	Gross margin of 16.5%, comparable to 16.6% in the fourth quarter of fiscal year 2009 and down from 19.3% from the same quarter of last year.

•	Server Solutions accounted for 34.5% of net sales compared with 36.7% in the fourth quarter of fiscal year 2009 and 38.7% in the same quarter of last year.

Net sales for the first quarter ended September 30, 2009 totaled $148.5 million, up 3.1% from $144.1 million in the first quarter of fiscal year 2009. No customer accounted for more than 10% of net sales during the quarter.

Net income for the first quarter of fiscal year 2010 was $3.9 million or $0.10 per diluted share, a decrease of 46.1% from the net income of $7.2 million, or $0.18 per diluted share in the same period a year ago. Included in net income for the quarter were $1.5 million of stock-based compensation expense and $1.1 million of a provision for litigation loss (both pre-tax). The litigation loss relates to an adverse judgment from the Paris Court of Appeals regarding the previously disclosed claim from Digitechnic. Excluding stock-based compensation expense, provision for litigation loss and the related tax effect, non-GAAP net income for the first quarter was $5.8 million, or $0.15 per diluted share, compared to non-GAAP net income of $8.3 million, or $0.21 per diluted share, in the same quarter of last year. On a sequential basis, non-GAAP net income increased from the fourth quarter of fiscal year 2009 by $2.0 million or $0.05 per diluted share.

Gross margin for the first quarter was 16.5%, compared to 19.3% in the same period a year ago. Non-GAAP gross margin for the first quarter was 16.6% compared to 19.4% in the same period a year ago. Non-GAAP gross margin was 16.7% for the fourth quarter of fiscal year 2009.

The Company’s cash and cash equivalents, short and long term investments at September 30, 2009 were $85.2 million compared to $85.0 million at June 30, 2009. The Company repaid $10.0 million of long term debt during the first quarter of fiscal 2010. Free cash flow in the three months ended September 30, 2009 was $9.0 million.

Business Outlook & Management Commentary

The Company expects net sales of $155 million to $165 million for the second quarter of fiscal year 2010 ending December 31, 2009. Supermicro has historically seen a seasonally higher rate of growth in net sales in the fiscal second quarter. This year we expect sequential growth, because of our very strong new product innovations, additional new market segment wins and a recovering economy. The Company expects non-GAAP earnings per diluted share of approximately $0.15 to $0.18 for the second quarter.

“In the first quarter of fiscal year 2010, we grew 20% from the quarter before, rebounding strongly with the global economic recovery, and our outstanding new product architectures have started high volume production, which include 2U Twin², multi-TeraFLOPS GPU systems and others. Our performance was based on our persistent R&D investment, continuing technology innovation, and the ability of providing customers with winning products that help them improve performance, power efficiency, and the total cost of ownership, allowing us to build our brand and grow our business.” said Charles Liang, President and Chief Executive Officer of Super Micro Computer. “We are proud of the brand that Supermicro has developed into a technology leader, and we are confident that our industry leading architecture designs for systems and for blades will keep us on a strong growth trend going forward.”

In addition to the outstanding technology achievements, Supermicro has increased the size of the logistics center and just established integration facilities in Europe. Expanding and establishing these capabilities allow the company to reduce its operation and shipping expenses and to grow European business by meeting customer requirements faster.

It is currently expected that the outlook will not be updated until the release of the Company’s next quarterly earnings announcement, notwithstanding subsequent developments; however, the Company may update the outlook or any portion thereof at any time. Such updates will take place only by way of a news release or other broadly disseminated disclosure available to all interested parties in accordance with Regulation FD.

Conference Call Information

Super Micro Computer will discuss these financial results in a conference call at 2:00 p.m. PT, today. Those wishing to participate in the conference call should call 888-791-4309 (international callers dial 913-312-0826) 10 minutes prior to registering. A replay of the call will be available until 11:59 pm ET on Tuesday, November 10, 2009 by dialing 888-203-1112 (international callers dial 719-457-0820) and entering replay PIN 7248744. The live web cast and replay of the call will be available on the Investor Relations section at www.supermicro.com, with the replay beginning approximately two hours after the conclusion of the call and will remain available until the Company’s next earnings call.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Super Micro Computer, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. These include, but are not limited to: our dependence on continued growth in the markets for X86, blade servers and embedded applications, increased competition, difficulties of predicting timing, introduction and customer acceptance of new products, poor product sales, difficulties in establishing and maintaining successful relationships with our distributors and vendors, shortages or price fluctuations in our supply chain, our ability to protect our intellectual property rights, our ability to control the rate of expansion domestically and internationally, difficulty managing rapid growth and general political, economic and market conditions and events. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin discussed in this press release excludes stock-based compensation expense. Non-GAAP net income and net income per share discussed in this press release exclude stock-based compensation expense, a provision for litigation loss and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, detailed reconciliations between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

About Super Micro Computer, Inc.

Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at
+1 408-503-8000.

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$73,598	$70,295
Short-term investments	444	347
Accounts receivable, net	50,102	45,709
Inventories, net	100,061	90,044
Deferred income taxes – current	9,102	8,644
Prepaid income taxes	2,121	3,256
Prepaid expenses and other current assets	1,748	1,723

Total current assets	237,176	220,018
Long-term investments	11,157	14,355
Property, plant and equipment, net	44,556	44,960
Deferred income taxes – noncurrent	1,548	1,917
Restricted assets	1,770	1,766
Other assets	146	119

Total assets	$296,353	$283,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,349	$73,532
Accrued liabilities	15,344	13,918
Accrued litigation loss	1,089	—
Advances from receivable financing arrangements	1,401	1,220
Current portion of capital lease obligations	39	42
Current portion of long-term debt	—	319

Total current liabilities	104,222	89,031
Long-term capital lease obligations-net of current portion	59	66
Long-term debt-net of current portion	—	9,675
Other long-term liabilities	6,138	5,741

Total liabilities	110,419	104,513
Stockholders’ equity:
Common stock and additional paid-in capital	85,067	81,893
Deferred stock-based compensation	(40)	(110)
Treasury stock (at cost)	(2,030)	(2,030)
Accumulated other comprehensive loss	(596)	(801)
Retained earnings	103,533	99,670

Total stockholders’ equity	185,934	178,622

Total liabilities and stockholders’ equity	$296,353	$283,135

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2009	September 30, 2008
Net sales	$148,521	$144,051
Cost of sales	124,012	116,215

Gross profit	24,509	27,836
Operating expenses:
Research and development	8,627	8,085
Sales and marketing	4,534	4,756
General and administrative	3,799	3,155
Provision for litigation loss	1,089	—

Total operating expenses	18,049	15,996
Income from operations	6,460	11,840
Interest income	32	218
Interest expense	(133)	(237)

Income before income tax provision	6,359	11,821
Income tax provision	2,496	4,649

Net income	$3,863	$7,172

Net income per share:
Basic	$0.11	$0.22

Diluted	$0.10	$0.18

Shares used in per share calculation:
Basic	34,945,516	33,028,294

Diluted	39,875,696	39,298,993

Stock-based compensation is included in the following cost and expense categories by period (in thousands):
	Three Months Ended
	September 30, 2009	September 30, 2008
Cost of sales	$144	$133
Research and development	670	551
Sales and marketing	206	191
General and administrative	507	334

SUPER MICRO COMPUTER, INC

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES:
Net income	$3,863	$7,172
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	1,121	812
Stock-based compensation expense	1,527	1,209
Allowance for doubtful accounts	41	3
Allowance for sales returns	931	1,569
Provision for inventory	266	575
Deferred income taxes	(223)	15
Changes in operating assets and liabilities:
Accounts receivable, net	(5,365)	1,729
Inventories	(10,283)	(15,745)
Prepaid expenses and other assets	(156)	210
Accounts payable	12,876	6,109
Prepaid income taxes/income taxes payable	2,150	4,450
Accrued litigation loss	1,089	—
Accrued liabilities	1,425	4,761
Other long-term liabilities	397	(163)

Net cash provided by operating activities	9,659	12,706

INVESTING ACTIVITIES:
Proceeds from investments	3,440	850
Purchases of property, plant and equipment	(672)	(1,425)
Restricted assets	(4)	(43)

Net cash provided by (used in) investing activities	2,764	(618)

FINANCING ACTIVITIES:
Repayment of long-term debt	(9,994)	(74)
Proceeds from exercise of stock options	703	1,037
Payment of obligations under capital leases	(10)	(23)
Advances under receivable financing arrangements	181	265

Net cash provided by (used in) financing activities	(9,120)	1,205

Net increase in cash and cash equivalents	3,303	13,293
Cash and cash equivalents at beginning of year	70,295	51,481

Cash and cash equivalents at end of year	$73,598	$64,774

Supplemental disclosure of cash flow information:
Cash paid for interest	$133	$237
Cash paid for taxes, net of refunds	$413	$359
Non-cash investing and financing activities:
Reversal of deferred stock-based compensation for cancellation of stock options	$—	$3
Accrued costs for property, plant and equipment purchases	$379	$456
Changes in fair values of investments	$339	$(153)

SUPER MICRO COMPUTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2009	2008
GAAP GROSS PROFIT	$24,509	$27,836
Add back stock-based compensation (a)	144	133

Non-GAAP GROSS PROFIT	$24,653	$27,969

GAAP GROSS MARGIN	16.5%	19.3%
Add back stock-based compensation (a)	0.1%	0.1%

Non-GAAP GROSS MARGIN	16.6%	19.4%

GAAP INCOME FROM OPERATIONS	$6,460	$11,840
Add back stock-based compensation (a)	1,527	1,209
Add back provision for litigation loss (b)	1,089	—

Non-GAAP INCOME FROM OPERATIONS	$9,076	$13,049

GAAP NET INCOME	$3,863	$7,172
Add back stock-based compensation (a)	1,527	1,209
Add back provision for litigation loss (b)	1,089	—
Add back adjustments to tax provision (c)	(650)	(52)

Non-GAAP NET INCOME	$5,829	$8,329

GAAP NET INCOME PER SHARE – BASIC	$0.11	$0.22
Add back stock-based compensation, provision for litigation loss and adjustments to tax provision (a) (b) (c)	0.06	0.03

Non-GAAP NET INCOME PER SHARE – BASIC	$0.17	$0.25

GAAP NET INCOME PER SHARE – DILUTED	$0.10	$0.18
Add back stock-based compensation, provision for litigation loss and adjustments to tax provision (a) (b) (c)	0.05	0.03

Non-GAAP NET INCOME PER SHARE – DILUTED	$0.15	$0.21

SHARES USED IN COMPUTING NET INCOME PER SHARE
BASIC – GAAP	34,945,516	33,028,294

BASIC – Non-GAAP	34,945,516	33,028,294

DILUTED – GAAP	39,875,696	39,298,993

DILUTED – Non-GAAP	40,140,358	39,559,095

(a)	Amortization of SFAS No. 123R, APB 25 and SFAS No. 123 stock-based compensation for the three months ended September 30, 2009 and 2008.
(b)	Provision for litigation loss related to a commercial lawsuit filed in 1999
(c)	The provision of income taxes used in arriving at the non-GAAP net income was computed using an income tax rate of 35.1% and 36.1% for the three months ended September 30, 2009 and 2008, respectively.

SMCI-F

SOURCE: Super Micro Computer, Inc.

Super Micro Computer, Inc.

Howard Hideshima, 408-503-8000

Chief Financial Officer

ir@supermicro.com

or

Perry G. Hayes

SVP, Investor Relations

ir@supermicro.com